Exhibit 1A-7.1

AGREEMENT AND PLAN OF SHARE EXCHANGE This Agreement and Plan of Share Exchange (this "Agreement and Plan") is entered into by and among Tao Entertainment, Inc., a California corporation (formerly known as Tao Entertainment, LLC, a California limited liability company, "TE"), Colorado Green Ventures, Inc., a Colorado corporation ("CGV"), Robert Stone ("Stone"), and Frank Reina ("Reina", and together with Stone, the "Shareholders" and each a "Shareholder", and the Shareholders together with TE and CGV, the "Parties" and each a "Party") as of the ad.A day of , 2018 (the "Effective Date"). WHEREAS, each Shareholder currently owns all of the issued and outstanding shares of TE (the "TE Shares"); WHEREAS, CGV desires to acquire all of the TE Shares; WHEREAS, the Shareholders desire to exchange their TE Shares to CGV in exchange for 151,000,000 shares of capital stock of CGV, which shall equal 60.1% of the total issued shares of capital stock of CGV (such total issued shares of capital stock of CGV, the "CGV Shares") on a fully diluted basis; WHEREAS, the Parties desire for, upon the Closing (as defined below), the Shareholders will own 60.1% of the CGV Shares, and CGV will own 100% of the TE Shares; WHEREAS, all of the Board of Directors of CGV and TE, a majority of the shareholders of CGV, and the Shareholders (who are all of the shareholders of TE) have approved and adopted this Agreement prior to the Effective Date. 1. Agreement of Share Exchange TE shall be acquired by CGV, and the Shareholders shall own 60.1% of the capital stock of CGV on a fully diluted basis. This shall be a statutory exchange pursuant to Section 368(a)(l)(B) of the Internal Revenue Code, as amended. 2. Effect of Share Exchange. On the effective date of the exchange, the common stock of TE shall be exchanged as provided in this Agreement and Plan, and the former holders of the shares are entitled to the exchange rights provided in this Agreement and Plan, the articles of share exchange and their rights under the Colorado Business Corporation Act and the California Corporations Code. 3. Conversion of Shares. The manner and basis of exchanging the shares of TE into shares of CGV and issuing of CGV Shares to the Shareholders is as follows: A. At the Closing (the following is collectively the "Exchange"): (i) the Shareholders shall sell, convey, transfer and assign to CGV, and CGV shall purchase and accept from the Shareholders, all of the issued and outstanding TE Shares held by such Shareholders, and (ii) in exchange for the sale, conveyance, transfer and assignment of TE Shares pursuant to 3(A)(i), CGV shall sell, convey, transfer and assign to each Shareholder, and each Shareholder shall purchase and accept from CGV, 75,500,000 (for a combined total of 151,000,000) newly-issued CGV Shares . At the Closing and as a result of the Exchange, Shareholders shall own 60.1% of the total issued and outstanding shares of CGV on a fully diluted basis, and CGV shall own 100% of the total issued and outstanding shares of the total TE Shares on a fully diluted basis. B. No fractional shares in CGV shall be issued by reason of the Exchange. 4. Resignation of Current CGV Board of Directors and Officers. Contemporaneously with the Closing, all of the current members of the CGV board of directors and current officers of CGV shall resign, and shall be replaced through special meetings of the shareholders and board of directors respectively to be held following the Closing. 5. Approval by Directors and Shareholders. This Agreement and Plan has been approved prior to the Effective Date by the board of directors of both TE and CGV, all of the shareholders of TE (who are the Shareholders), and a majority of the shareholders of CGV. 6. Statement of Share Exchange. At the Closing, appropriate officers of each of TE and CGV shall execute the Statement of Share Exchange as required under Colorado Revised Statute 7-11-105 and file that Statement with the Secretary of State of Colorado. 7. Closing. A. The Closing. The closing of the Exchange shall occur on the Effective Date (the "Closing"). The Closing will take place at such date, time and place or manner as may be agreed upon by the Parties. B. Conditions to Shareholders' and TE's Obligations. The obligations of the Shareholders and TE under this Agreement and Plan, (including, without limitation, the obligation to transfer the TE Shares in exchange for the CGV Shares pursuant to Section 3) shall be subject to satisfaction of the following conditions, unless waived in writing by Shareholders and TE: (i) CGV shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed 2 or satisfied hereunder, at or prior to the Closing; (ii) all of the representations and warranties of CGV herein shall have been true and correct in all respects when made, shall have continued to have been true and correct in all respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing as though made on, as of, and with reference to such Closing; (iii) CGV shall have executed and delivered to Shareholders all documents necessary to issue the CGV Shares to Shareholders as contemplated by this Agreement and Plan (including Section 3); and (iv) CGV shall have obtained or made, as applicable, all consents, authorizations and approvals from, and all declarations, filings and registrations required to consummate the transactions contemplated by this Agreement and Plan. C. Conditions to CGV Obligations. The obligations of CGV under this Plan and Agreement, (including, without limitation, the obligation to issue the CGV Shares in exchange for the transfer by Shareholders of the TE Shares pursuant to Section 3) shall be subject to satisfaction of the following conditions, unless waived by CGV: (i) Shareholders and TE shall have performed in all respects all agreements, and satisfied in all respects all conditions on their part to be performed or satisfied hereunder, at or prior to the Closing; (ii) all of the representations and warranties of Shareholders and TE herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing as though made on, as of, and with reference to such Closing; (iii) Shareholders and TE shall have executed and delivered to CGV all documents necessary to transfer the TV Shares to CGV, as contemplated by this Agreement and Plan (including Section 3), and (iv) Shareholders and TE shall have obtained or made, as applicable, all consents, authorizations and approvals from, and all declarations, filings and registrations required to consummate the transactions contemplated by this Agreement. D. Closing Documents. At the Closing: (i) Shareholders shall deliver to CGV, in form and substance reasonably satisfactory to CGV, evidence of the transfer of TE Shares to CVG pursuant to Section 3; (ii) CGV shall deliver to Shareholders, in form and substance reasonably satisfactory to Shareholders, (i) evidence of the issuance of CGV Shares to the Shareholders pursuant to Section 3, and (ii) copies of resolutions adopted by the board of directors and Shareholders of CGV authorizing the execution and delivery of, and performance of CGV's obligations under this Agreement and Plan. 9. Representations and Warranties. CGV hereby represents and warrants, on behalf of itself and each of its equity holders immediately prior to Closing, to each of the Shareholders and TE the following: 3 A. Due Organization. CGV is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with all requisite power and authority, and is not currently, and has never conducted, any business. B. Capitalization. The authorized capital stock of CGV consists of 500,000,000 shares of common stock, of which 100,267,350 shares are issued and outstanding prior to Closing and held in the following amounts by the following shareholders of CGV: 67,750,350 shares by Jayhawker Investment Holdings, Inc.,15,000,000 shares by George W. Cole, 15,000,000 shares by Sandra Azcazate, 1,000,000 shares by Angela Foxhawk, 1,000,000 shares by Jeffrey Esses, and 500,000 shares by Nikki Mahoney. C. Due Authority. CGV has full corporate power and authority to enter into and perform its obligations under this Agreement and Plan and has obtained the affirmative vote or consent of a majority of its equity holders to consummate the transactions contemplated by this Agreement and Plan, all of which are in effect prior to and as of the Closing. D. No Liabilities; No Liens; No Contracts. CGV has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise. CGV has no indebtedness whatsoever. There are no liens or other encumbrances of any kind or nature on any of the assets or equity securities of CGV. CGV has not entered into any contracts, written or oral. E. Property. CGV does not own, lease, license or otherwise have any interest in any real or personal property, whether tangible or intangible. F. Litigation and Governmental Orders. There are no Actions pending or, to CGV's Knowledge, threatened, against or by CGV, and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. The term "Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity. The term "CGV's Knowledge" means the actual or constructive knowledge of any director or officer of the Company, after due inquiry. G. No Employees. CGV does not currently have, and has never had, any employees or independent contractors, or any employment benefit plans. H. Taxes. All tax returns required to be filed on or before the Closing by CGV have been, or will be, timely filed, and are true, complete and correct in all respects or will be true, complete and correct in all respects. All taxes due and owing by CGV have been, or will be, timely paid in full. 4 I. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and Plan or any other agreement in connection herewith based upon any arrangement made by or on behalf of CGV. 10. Indemnification. The representations and warranties set forth in Section 9 shall survive indefinitely. CGVagrees that CGV shall defend, indemnify and hold harmless Shareholders and TE, and any of TE's directors, officers or equity holders, against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including, without limitation, attorney's fees and the costs of enforcing any right of indemnification under this Agreement and Plan, arising out of or resulting from any claim of a third party related to any breach of any representation or warranty under this Agreement and Plan. 11. Abandonment of Exchange. Notwithstanding anything to the contrary or implied in this Agreement and Plan, this Agreement and Plan may be abandoned without further liability and obligation prior to the Closing by the board of directors of either corporation adopting a resolution and giving notice to the other corporation and filing a statement of change with the secretary of state. The Agreement and Plan may be abandoned in the event or on the contingency that: A. A material adverse change occurs in the business, properties, operations, or financial condition of the other corporation; B. Any drastic of substantial change occurs in the economic or political condition generally of Colorado or the United States of America which would affect the advisability of completing the contemplated Exchange. C. On the discovery that any financial statements, or other information furnished by the other corporation is highly inaccurate, misleading in material respect, or omits important relevant data or information; D. Either of the corporations becomes involved in any litigation not previously disclosed to the other, either pending or threatened, which would materially affect the fmancial condition or reputation of the other corporation; or E. Any action of suit to enjoin or restrain or restrict the contemplated Exchange has been filed in any court or agency having jurisdiction in the matter. 5 12. Miscellaneous. A. This Agreement and Plan may be executed in any number of counterparts, each of which is deemed an original, and all of which together constitutes one and the same agreement. Delivery of an executed counterpart of this Agreement and Plan electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement and Plan. B. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. C. This Agreement and Plan, and each of the terms and provisions hereof, may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party. [Execution Page Follows] 6 IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan as of the Effective Date. By: p4e,4- SQL .e (Print name) Its: Pfe By: Its: COLORADO S, INC. L-c) (Print name) ,Laa„,_6acsai A SHAREHO HERS Robe Frank 7